Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044 215.315.9000 fax:215.315.9100

email: info@neose.com www.neose.com

Neose CFO, Robert I. Kriebel, to Retire;
A. Brian Davis Announced as Successor

Horsham, PA, September 23, 2004 -- Neose Technologies, Inc. (NasdaqNM: NTEC) today announced that Robert I. Kriebel, senior vice president and chief financial officer, will retire in January 2005.  At that time, it is anticipated that A. Brian Davis, vice president, finance, will be named chief financial officer.

“Bob has been instrumental in obtaining the capital resources and developing the financial infrastructure necessary for our transition into a product development company.  We are grateful for his significant contributions, as well as his assistance with the orderly transition of responsibilities to Brian over the next few months,” said C. Boyd Clarke, Neose president, chief executive officer and chairman.

“Bob passes on his leadership responsibilities to an extremely qualified successor.  Throughout his 10 years at Neose, Brian has demonstrated the financial skills, knowledge and leadership qualities that make him a valued member of the Neose management team,” continued Clarke.

Mr. Davis has served as vice president, finance, since August 2002. Mr. Davis joined Neose in 1994 and has held positions of increasing responsibility, including controller, director of finance and senior director of finance. Prior to joining Neose, Mr. Davis served as corporate controller of Micro HealthSystems, Inc. from 1991 to 1994. Mr. Davis received his B.S. in accounting from Trenton State College and his MBA from the Wharton School of the University of Pennsylvania. He is licensed as a Certified Public Accountant in New Jersey.

Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose uses its novel GlycoAdvance™ and GlycoPEGylation™ technologies to develop improved, next-generation protein therapeutics for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are improved, GlycoPEGylated versions of erythropoietin (EPO) and granulocyte colony stimulating factor (G-CSF), both of which are expected to enter the clinic in 2005.

NEOSE TECHNOLOGIES, INC.	PAGE 2

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
Barbara Krauter
Manager, Investor Relations
(215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in our Annual Report on Form 10-K for the year ended December 31, 2003.

#  #  #